Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Shuttle Pharmaceuticals Holdings, Inc. (the “Company”), of our report dated September 3, 2024, with respect to the consolidated financial statements of the Company, included in the Annual Report on Form 10-K/A for the year ended December 31, 2023. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

September 19, 2024